DocuSign Envelope ID: E521DBB8-353B-48C2-BA5B-6733DAEAAA2B

FIRST AMENDMENT TO

CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment, dated as of October 26, 2021 (the "Amendment"), amends the Contract Owner Administrative Services Agreement, dated May 1, 2004 (the "Agreement") by and among Victory Variable Insurance Funds fka The Victory Variable Insurance Funds (the "Trust"), and New York Life Insurance and Annuity Corporation ("Company"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Company has agreed to provide the Services set forth in Schedule A and in consideration of the Services, the Trust agrees to pay the Company a quarterly fee; and

WHEREAS, the parties reaffirm that no Services provided under the Agreement, nor any fees for such Services, are for the distribution of any Fund; and

WHEREAS, the parties desire to amend Schedule B, which provides the fee payable for the Services under the Agreement as well as a list of Funds; and

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the parties to this Amendment agree as follows:

1.The following is added as the last sentence in Section 3 of the Agreement:

The fee payable under this Agreement is guaranteed to the Company for so long as the Services are being rendered under this Agreement and the fee is not subject to discretionary changes by the parties.

2.Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

3.The second sentence in Section 11 of the Agreement is hereby deleted and replaced with the following:

This Agreement and all rights and obligations hereunder shall be binding upon the parties and their transferees, statutory successors, liquidators, receivers and assigns.

4.Except as set forth above, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

5.This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

DocuSign Envelope ID: E521DBB8-353B-48C2-BA5B-6733DAEAAA2B

By: __________________________

Janis Rubin

Name: __________________________

Title: Vice President

VICTORY VARIABLE INSURANCE FUNDS, on behalf of those funds listed on Schedule B individually and not jointly.

By: __________________________

Christopher Dyer

Name: __________________________

Title: President

DocuSign Envelope ID: E521DBB8-353B-48C2-BA5B-6733DAEAAA2B

SCHEDULE B

VICTORY VARIABLE INSURANCE FUNDS

COMPENSATION UNDER THE

CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEEMNT

Victory Variable Insurance Funds agrees to pay New York Life Insurance and Annuity Corporation a quarterly fee calculated as a percentage of the total average daily net assets of the relevant Fund and Class thereof held in the Accounts at the following annual rate:

Fund	Class I
Victory RS International VIP Series	10 bps
Victory RS Small Cap Growth Equity VIP Series	10 bps